Exhibit 99.1

Press Release

National Mentor Holdings, Inc. Announces Results
for the Fourth Quarter and Fiscal Year Ended September 30, 2007

BOSTON, Massachusetts, December 21, 2007 – National Mentor Holdings, Inc. (the “Company”) today announced its financial results for the fourth quarter and fiscal year ended September 30, 2007.

On June 29, 2006, management and Vestar Capital Partners V, L.P. acquired the Company (the “Merger”).  The Merger was accounted for as a purchase in accordance with Financial Accounting Standard No. 141, Business Combinations.  Accordingly, the financial results for the fiscal year ended September 30, 2006, which we refer to as “fiscal 2006”, are comprised of the period from October 1, 2005 through June 29, 2006 (the predecessor period) and the period from June 30, 2006 through September 30, 2006 (the successor period).  Financial information for fiscal 2006 presented in this press release was derived by the mathematical addition of the predecessor period and the successor period.  This presentation may yield results that are not fully comparable on a period-to-period basis, primarily due to the impact of the Merger.

Fourth Quarter Results

Revenues for the quarter ended September 30, 2007 were $233.5 million, an increase of $24.6 million, or 11.8%, over revenues for the quarter ended September 30, 2006.  Approximately $9.0 million of the revenue increase related to several acquisitions that closed after July 1, 2006.  Excluding the revenue growth from these acquisitions, revenues increased $15.6 million, or 7.5%.  Approximately $13.0 million of this increase was due to growth in our existing programs.  The remaining increase of $2.6 million was derived from new programs that began operations after July 1, 2006.

Income from operations for the quarter ended September 30, 2007 was $8.6 million, an increase of $1.3 million over income from operations for the quarter ended September 30, 2006.  The operating margin was 3.7% for the quarter ended September 30, 2007, an increase from 3.5% for the quarter ended September 30, 2006.

Net loss for the quarter ended September 30, 2007 was $2.9 million compared to net loss of $3.7 million for the quarter ended September 30, 2006.

Adjusted EBITDA(1) for the quarter ended September 30, 2007 was $23.3 million, an increase of $1.1 million, or 5.0%, over Adjusted EBITDA for the quarter ended September 30, 2006.

(1) Adjusted EBITDA is a non-GAAP financial performance measure used by management, which is income before interest expense and interest income, income taxes, depreciation and amortization, and certain non-operating and one-time expenses.  Reconciliations of Adjusted EBITDA to net income (loss) are provided on pages 5, 6 and 7.

Fiscal Year Results

Revenues for the fiscal year ended September 30, 2007, which we refer to as “fiscal 2007”, were $910.1 million, an increase of $120.9 million, or 15.3%, over revenues for fiscal 2006.  Approximately $70.3 million of this increase relates to acquisitions that closed during fiscal 2006 and fiscal 2007. Excluding the revenue growth from these acquisitions, revenues increased $50.6 million, or 6.4%, from the prior fiscal year. Approximately $38.3 million of this increase was due to growth in our existing programs. The remaining increase of $12.3 million was derived from new programs that began operations during fiscal 2006 and fiscal 2007.

Income from operations for fiscal 2007 was $47.4 million, an increase of $31.9 million over income from operations for fiscal 2006.  The operating margin was 5.2% for fiscal 2007, an increase from 2.0% for fiscal 2006.  The increase in operating margin primarily reflects one-time Merger-related costs in the predecessor period, consisting of $26.9 million expense related to the payment for stock options and $9.1 million in professional fees.

Net loss for fiscal 2007 was $2.5 million compared to net loss of $35.5 million for fiscal 2006.   The decrease in net loss is primarily due to one-time Merger-related costs in the predecessor period.  In addition, interest expense decreased by $14.7 million for fiscal 2007 compared to fiscal 2006.  The decrease in interest expense is primarily the result of the predecessor Company recording interest expense of $22.5 million for premium and expenses incurred in connection with the tender offer for its 9 5/8% senior subordinated notes due 2012 in connection with the Merger.

Adjusted EBITDA for fiscal 2007 was $100.6 million, an increase of $15.8 million, or 18.6%, over Adjusted EBITDA for fiscal 2006.

The reported results are available on the Company’s investor relations web site at www.tmnfinancials.com. The user name “mentor” and the password “results” are required in order to access this site. In addition, National Mentor Holdings, Inc. will hold a conference call Friday, January 4, 2008 at 11:00 a.m. EST to discuss its financial results. The call will be broadcast live on the web at www.tmnfinancials.com and at www.fulldisclosure.com. A rebroadcast of the call will be available on both web sites until 5:00 p.m. EST on Friday, January 11, 2008. Those wishing to participate in the January 4 conference call by telephone are required to email their name and affiliation to dwight.robson@thementornetwork.com for dial-in information.

National Mentor Holdings, Inc., which markets its services under the name The MENTOR Network, is a leading provider of home and community-based human services for individuals with mental retardation and other developmental disabilities, at-risk youth and their families, and persons with acquired brain injury.  The MENTOR Network’s customized services offer its clients, as well as the payers of these services, an attractive, cost-effective alternative to human services provided in large, institutional settings.  The MENTOR Network provides services to clients in 36 states.

* * * * * * * * * * *

From time to time, the Company may make forward-looking statements in its public disclosures. The forward-looking statements are based on estimates and assumptions made by management of the Company and are believed to be reasonable, although they are inherently uncertain and difficult to predict.  The forward-looking statements involve a number of risks and uncertainties that could cause actual results to differ materially from any such forward-looking statements, including the risks and uncertainties discussed in the note regarding Forward-Looking Statements and Risk Factors included in the Company’s filings with the Securities and Exchange Commission.

This press release includes presentations of Adjusted EBITDA because it is the primary measure used by management to assess financial performance.  Adjusted EBITDA represents income before interest expense and interest income, income taxes, depreciation and amortization, and certain non-operating and one-time expenses.  Reconciliations of net income (loss) to Adjusted EBITDA are presented within the tables below. Adjusted EBITDA does not represent and should not be considered an alternative to net income or cash flows from operations, as determined by accounting principles generally accepted in the United States, or GAAP.  While Adjusted EBITDA is frequently used as a measure of operating performance and the ability to meet debt service requirements, it is not necessarily comparable to other similarly titled captions of other companies due to potential inconsistencies in the method of calculation.

Selected Financial Highlights

($ in thousands)

(Unaudited)

	Three months ended
	September 30, 2007	September 30, 2006
	(Successor)	(Successor)
Statements of Operations Data:
Net revenues	$233,476	$208,881
Cost of revenues	178,954	160,164
Gross profit	54,522	48,717
General and administrative expenses	32,702	29,738
Depreciation and amortization	13,255	11,714
Income from operations	8,565	7,265
Management fee of related party (1)	(220)	(227)
Other expense, net	(17)	(60)
Interest income	284	256
Interest expense	(12,356)	(13,120)
Loss before benefit for income taxes	(3,744)	(5,886)
Benefit for income taxes	(864)	(2,222)
Net loss	$(2,880)	$(3,664)

Additional financial data:

Program rent expense (2)	$5,659	$5,078
Adjusted EBITDA (3)	$23,340	$22,224

Reconciliation of Non-GAAP Financial Measures

($ in thousands)

(Unaudited)

	Three months ended
	September 30, 2007	September 30, 2006
	(Successor)	(Successor)
Reconciliation from Net loss to Adjusted EBITDA:
Net loss	$(2,880)	$(3,664)
Benefit for income taxes	(864)	(2,222)
Interest income	(284)	(256)
Interest expense	12,356	13,120
Depreciation and amortization	13,255	11,714
Management fee of related party(1)	220	227
Loss on disposal of property and equipment	122	69
Asset impairment charge	1,124	—
Stock-based compensation (4)	291	—
Additional insurance (5)	—	2,825
Additional audit fees (6)	—	411
Adjusted EBITDA (3)	$23,340	$22,224

Selected Financial Highlights

($ in thousands)

	Fiscal Year Ended
	September 30, 2007	September 30, 2006
	(Successor)	(Combined)
Statements of Operations Data:
Net revenues	$910,099	$789,237
Cost of revenues	688,939	600,042
Gross profit	221,160	189,195
General and administrative expenses	122,980	108,346
Stock option settlement	—	26,880
Transaction costs	—	9,136
Depreciation and amortization	50,748	29,253
Income from operations	47,432	15,580
Management fee of related parties(1)	(892)	(425)
Other expense, net	(416)	(237)
Interest income	1,060	902
Interest expense	(50,159)	(64,839)
Loss income before benefit for income taxes	(2,975)	(49,019)
Benefit for income taxes	(483)	(13,569)
Net loss	$(2,492)	$(35,450)

Additional financial data: (Unaudited)

Program rent expense (2)	$21,654	$17,894
Adjusted EBITDA (3)	$100,596	$84,829

Reconciliation of Non-GAAP Financial Measures

($ in thousands)

(Unaudited)

	Fiscal Year Ended
	September 30, 2007	September 30, 2006
	(Successor)	(Combined)
Reconciliation from Net Loss to Adjusted EBITDA:
Net loss	$(2,492)	$(35,450)
Benefit for income taxes	(483)	(13,569)
Interest income	(1,060)	(902)
Interest expense	50,159	64,839
Depreciation and amortization	50,748	29,253
Management fee of related parties(1)	892	425
Loss on disposal of property and equipment	859	261
Transaction costs	—	9,136
Stock option settlement	—	26,880
Stock based compensation (4)	849	583
Asset impairment charge	1,124	—
Additional insurance (5)	—	2,825
Additional audit fees (6)	—	548
Adjusted EBITDA (3)	$100,596	$84,829

Selected Financial Highlights

($ in thousands)

(Unaudited)

	Period From June 30 Through September 30, 2006	Period From October 1 Through June 29, 2006	Fiscal Year Ended September 30, 2006
	(Successor)	(Predecessor)	(Combined)
Statements of Operations Data:
Net revenues	$208,881	$580,356	$789,237
Cost of revenues	160,164	439,878	600,042
Gross profit	48,717	140,478	189,195
General and administrative expenses	29,738	78,608	108,346
Stock option settlement	—	26,880	26,880
Transaction costs	—	9,136	9,136
Depreciation and amortization	11,714	17,539	29,253
Income from operations	7,265	8,315	15,580
Management fee of related parties (1)	(227)	(198)	(425)
Other expense, net	(60)	(177)	(237)
Interest income.	256	646	902
Interest expense	(13,120)	(51,719)	(64,839)
Loss before benefit for income taxes	(5,886)	(43,133)	(49,019)
Benefit for income taxes	(2,222)	(11,347)	(13,569)
Net loss	$(3,664)	$(31,786)	$(35,450)

Additional financial data: (Unaudited)
Program rent expense(2)	$5,078	$12,816	$17,894
Adjusted EBITDA(3)	$22,224	$62,605	$84,829

Reconciliation of Non-GAAP Financial Measures

($ in thousands)

(Unaudited)

	Period From June 30 Through September 30, 2006	Period From October 1 Through June 29, 2006	Fiscal Year Ended September 30, 2006
	(Successor)	(Predecessor)	(Combined)
Reconciliation from Net Loss to Adjusted EBITDA: (Unaudited)
Net loss	$(3,664)	$(31,786)	$(35,450)
Benefit for income taxes	(2,222)	(11,347)	(13,569)
Interest income	(256)	(646)	(902)
Interest expense	13,120	51,719	64,839
Depreciation and amortization	11,714	17,539	29,253
Management fee of related parties (1)	227	198	425
Loss on disposal of property and equipment	69	192	261
Transaction costs	—	9,136	9,136
Stock option settlement.	—	26,880	26,880
Stock based compensation (4)	—	583	583
Additional insurance (5)	2,825	—	2,825
Additional audit fees (6)	411	137	548
Adjusted EBITDA (3)	$22,224	$62,605	$84,829

Selected Balance Sheet and Cash Flow Highlights

($ in thousands)

	As of
	September 30, 2007	September 30, 2006
	(Successor)	(Successor)
Balance Sheet Data (at end of period):
Cash and cash equivalents	$29,373	$26,511
Working capital	57,297	55,423
Total assets	1,012,628	1,000,665
Total debt (7)	516,295	521,141
Shareholders’ equity	246,031	248,868

	Fiscal Year Ended
	September 30, 2007	September 30, 2006
	(Successor)	(Combined)
Other Financial Data (unaudited):
Cash flows provided by (used in):
Operating activities	$52,754	$3,494
Investing activities	(43,216)	(422,001)
Financing activities	(6,676)	420,311

Purchases of property and equipment	19,662	15,797
Cash paid for acquisitions, net of cash received	25,074	35,778

	Period From June 30 Through September 30, 2006	Period From October 1 Through June 29, 2006	Fiscal Year Ended September 30, 2006 (Combined)
	(Successor)	(Predecessor)	(Unaudited)
Other Financial Data (Unaudited):
Cash flows provided by (used in):
Operating activities	$(37,237)	$40,731	$3,494
Investing activities	(382,153)	(39,848)	(422,001)
Financing activities	433,333	(13,022)	420,311

Purchases of property and equipment	5,821	9,976	15,797

Cash paid for acquisitions, net of cash received	5,378	30,400	35,778

(1)   Represents management fees paid to Vestar for the successor period and to Madison Dearborn Partners for the predecessor period.

(2)   Program rent expense is defined as lease expenses related to buildings directly utilized in providing services to clients.

(3)   Adjusted EBITDA represents income before interest expense and interest income, income taxes, depreciation and amortization, and certain non-operating and one-time expenses.

(4)   Represents non-cash stock-based compensation.

(5)   Represents additional insurance purchased for claims arising from pre-Merger periods.

(6)   Represents additional audit fees as the Company was required to have two audits during the fiscal year (predecessor period and successor period).

(7)   Total debt includes obligations under capital leases.

CONTACT: Dwight Robson at 617-790-4293 or dwight.robson@thementornetwork.com.

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